SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Hooker Furniture Corporation

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Hooker Furniture Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held March 28, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hooker Furniture Corporation (the “Company”) will be held at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia, on Friday, March 28, 2003, at 2:00 P.M., for the following purposes:

(1)	To elect ten directors to serve a one-year term on the Company’s Board of Directors;

(2)	To amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 10 million to 20 million shares;

(3)	To ratify the selection of KPMG LLP as the independent public accountants for the Company for fiscal 2003; and

(4)	To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

The shareholders of record of the Company’s Common Stock at the close of business on February 14, 2003 are entitled to notice of and to vote at this Annual Meeting or any adjournment of the meeting.

It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Due to the voting requirements for the proposal to amend the Company’s Amended and Restated Articles of Incorporation, if you do not vote your shares it will have the same effect as a vote against that proposal. Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

    By Order of the Board of Directors,

Robert W. Sherwood

                        Secretary

February 28, 2003

Hooker Furniture Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

March 28, 2003

The enclosed proxy is solicited by and on behalf of the Board of Directors of Hooker Furniture Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Friday, March 28, 2003, at 2:00 P.M., at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia, and any adjournment of the meeting. The matters to be considered and acted upon at the meeting are described in the notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about February 28, 2003 to all holders of record on February 14, 2003 of the Company’s common stock, no par value (the “Common Stock”). Shares of the Common Stock represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy by

•	delivering a written notice to the Secretary of the Company,

•	executing and delivering a later-dated proxy or

•	attending the meeting and voting in person.

The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Company may solicit proxies by telephone or personal interview. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

VOTING RIGHTS

On February 14, 2003 there were 7,237,650 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder of that share to one vote.

ELECTION OF DIRECTORS

The Company proposes the reelection of Paul B. Toms, Jr., Douglas C. Williams, J. Clyde Hooker, Jr., W. Christopher Beeler, Jr., Alan D. Cole, John L. Gregory, III, Irving M. Groves, Jr., A. Frank Hooker, Jr., Robert A. Taylor and L. Dudley Walker to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. All of the nominees listed were previously elected directors by the shareholders, except for Messrs. Cole and Taylor, who were elected by the Board of Directors in December 2002. The Board of Directors of the Company presently consists of 12 directors whose terms expire at the time of the 2003 Annual Meeting. Of the current directors, E. Larry Ryder and Henry P. Long, Jr. have elected not to stand for reelection to the Board of Directors.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, those proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve. Certain information regarding each nominee follows.

Paul B. Toms, Jr., 48, has been a Director since 1993. Mr. Toms has been Chairman and Chief Executive Officer since December 2000. Mr. Toms was President and Chief Operating Officer from December 1999 to December 2000, Executive Vice President-Marketing from 1994 to December 1999, Senior Vice President-Sales & Marketing from 1993 to 1994, and Vice President-Sales from 1987 to 1993. Mr. Toms joined the Company in 1983. Mr. Toms is the nephew of J. Clyde Hooker, Jr.

Douglas C. Williams, 55, has been a Director since 1987. Mr. Williams has been President and Chief Operating Officer since December 2000. Mr. Williams was Executive Vice President-Manufacturing from December 1999 to December 2000, Senior Vice President-Manufacturing from 1987 to 1999, and Vice President-Manufacturing from 1986 to 1987. Prior to 1986, he held various positions in manufacturing management. Mr. Williams joined the Company in 1971.

J. Clyde Hooker, Jr., 82, has been a Director since 1947. In December 2000, Mr. Hooker retired from active service and was named Chairman Emeritus. Before that time, he served as Chairman of the Board beginning in 1987 and Chief Executive Officer beginning in 1966. Mr. Hooker also served as President and Chief Operating Officer from May 1999, upon the retirement of Mr. A. Frank Hooker, Jr., to December 1999. He was President from 1960 to 1987. Prior to 1960, Mr. Hooker held various positions in sales and marketing. Mr. Hooker joined the Company in 1946. He is the first cousin of A. Frank Hooker, Jr. and the uncle of Paul B. Toms, Jr. Mr. Hooker is a member of the Compensation Committee and Nominating Committee.

W. Christopher Beeler, Jr., 51, has been a Director since 1993. He is the Chairman, President and Chief Executive Officer of Virginia Mirror Company, Inc. and Virginia Glass Products Corporation, both of which manufacture and fabricate architectural glass products. Mr. Beeler is a director of Branch Banking and Trust Company of Virginia (a wholly-owned subsidiary of BB&T Corporation). Mr. Beeler is Chairman of the Audit Committee and a member of the Nominating Committee. Mr. Beeler also served on the Compensation Committee through February 28, 2003.

Alan D. Cole, 52, has been a Director since December 2002. He is the retired Chief Executive Officer and President of Lifestyle Furnishings International, Inc., a manufacturer and importer of home furniture. He held those positions from 2000 to 2002 and was Executive Vice President of that company from 1997 to 2000. Effective March 1, 2003, Mr. Cole will serve on the Audit Committee and Compensation Committee.

John L. Gregory, III, 55, has been a Director since 1988. He is a shareholder, officer, and director of the law firm of Young, Haskins, Mann, Gregory & Smith, P.C. Mr. Gregory is a member of the Audit Committee and Nominating Committee. Mr. Gregory also served on the Compensation Committee through February 28, 2003.

Irving M. Groves, Jr., 73, has been a Director since 1964. He is the retired Chief Executive Officer, President, and Chairman of Piedmont BankGroup (a predecessor to MainStreet Financial Corporation which was acquired by BB&T Corporation in 1999). Mr. Groves is Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Groves also served on the Nominating Committee through February 28, 2003.

A. Frank Hooker, Jr., 73, has been a Director since 1958. He is the retired President and Chief Operating Officer of the Company. He served in those positions from 1987 until his retirement in May 1999. Mr. Hooker is the first cousin of J. Clyde Hooker, Jr. Mr. Hooker is a member of the Nominating Committee and Compensation Committee.

Robert A. Taylor, 49, has been a Director since December 2002. He has been President and General Manager of the Chemical Coatings Division of Sherwin-Williams Company, a producer of paints and coatings, since January 2001. From 1997 through 2000, Mr. Taylor was President and Chief Operating Officer of Lilly

Industries, Inc., a manufacturer of paints and coatings. Effective March 1, 2003, Mr. Taylor will serve on the Audit Committee and Compensation Committee.

L. Dudley Walker, 72, has been a Director since 1995. He is the retired Chairman of the Board of VF Knitwear, Inc. (formerly Bassett-Walker, Inc.) a manufacturer of knitted fleecewear and T-shirts and a wholly-owned subsidiary of V. F. Corporation. Mr. Walker is also the retired Chairman, President and Chief Executive Officer of Bassett-Walker, Inc. Mr. Walker is Chairman of the Nominating Committee and a member of the Compensation Committee.

The law firm of Young, Haskins, Mann, Gregory & Smith, P.C. (of which Mr. Gregory is a shareholder, officer and director) was utilized as counsel by the Company during the fiscal year ended November 30, 2002 and the Company expects to use the firm during the current fiscal year.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held seven meetings during fiscal year ending November 30, 2002. The Company has an Audit Committee, a Compensation Committee, and a Nominating Committee. The Nominating Committee and the Compensation Committee each met once and the Audit Committee met twice. Each incumbent director attended at least 75% of the total fiscal 2002 Board meetings and committee meetings held during the period that he was a member of the Board or such committees.

Compensation of Directors

During the fiscal year ended November 30, 2002, non-employee directors received an annual retainer fee of $2,000, $1,000 for each Board meeting attended, and $500 for each committee meeting attended. Beginning in fiscal 2003, non-employee directors will receive an annual retainer of $12,000, with no additional payment for board meetings attended, and $1,000 for each committee meeting attended. Effective January 1, 2001, employee directors receive no additional compensation for Board or committee meetings attended. Directors are paid no other compensation by the Company for the performance of their services as directors.

Compensation for services as directors of the Company during fiscal 2002 is set forth in the table below:

Director	Fiscal 2002 Compensation
W. Christopher Beeler, Jr.	$9,000
John L. Gregory, III	9,000
Irving M. Groves, Jr.	8,500
A. Frank Hooker, Jr.	6,500
J. Clyde Hooker, Jr.	7,500
L. Dudley Walker	8,000

Audit Committee

The Audit Committee, which presently consists of Messrs. Beeler (Chairman), Gregory, and Groves, recommends the appointment of a firm of independent public accountants to audit the Company’s financial statements and reviews and approves the scope, purpose, and type of audit services to be performed by the external auditors. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was included as Appendix A to the Company’s proxy statement for the 2001 Annual Meeting and filed with the Securities and Exchange Commission on February 21, 2001. The Report of the Audit Committee is set forth below under “Report of the Audit Committee”. Each member of the Audit Committee is independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Audit Committee held two meetings during fiscal 2002.

Compensation Committee

The duties of the Compensation Committee, which presently includes Messrs. Groves (Chairman), Beeler, Gregory, A. Frank Hooker, Jr., J. Clyde Hooker, Jr. and Walker, are to review and make determinations with regard to the employment arrangements and compensation for the senior executive officers, including the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President-Finance and Administration and each of the Senior Vice Presidents. No member of the Compensation Committee may be a current employee of the Company. The Compensation Committee held one meeting in fiscal 2002.

Nominating Committee

The Nominating Committee, which presently consists of Messrs. Walker (Chairman), Beeler, Gregory, A. Frank Hooker, Jr. and J. Clyde Hooker Jr., makes recommendations for nominations for directors. The Nominating Committee was established in 2002 and met in October 2002 to make recommendations with respect to the 2003 Annual Meeting. The Nominating Committee will consider nominees to the Board of Directors recommended by shareholders, but has not yet established a procedure for that purpose.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the fiscal year ended November 30, 2002 with management, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

On September 30, 2002, the Company engaged KPMG LLP to serve as the Company’s principal accountant to audit the Company’s financial statements for the fiscal year ending November 30, 2003. BDO Seidman, LLP continued to serve as the Company’s independent auditor for fiscal 2002, including the audit of the Company’s annual financial statements for the fiscal year ended November 30, 2002 included in the Company’s Form 10-K for the fiscal year ended November 30, 2002 and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during fiscal 2002. This change in independent auditors was recommended by the Audit Committee and approved by the Company’s Board of Directors. References made in this report to the Company’s “independent auditors” refer to BDO Seidman, LLP unless stated otherwise.

The Committee discussed with the independent auditors, who are responsible for expressing an opinion on conformity of those audited financial statements with generally accepted accounting principles, the independent auditors’ judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent auditors under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and letter from the independent auditors to the Committee required by Independence Standard Board Standard No. 1. The Committee has also considered whether the provision of non-audit related services by the independent auditors is compatible with maintaining the independent auditors’ independence and found it to be acceptable.

The Committee met with the Company’s independent auditors, with and without management present, and discussed the overall scope of their audit, the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the

Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2002 for filing with the Securities and Exchange Commission.

W. Christopher Beeler, Jr., Chairman John L. Gregory, III Irving M. Groves, Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies it has received of the Forms 3, 4 and 5 filed during or with respect to the fiscal year ended November 30, 2002, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons for that fiscal year, the Company believes that all executive officers, directors and 10% shareholders complied with such filing requirements, except as follows: R. Gary Armbrister, Chief Accounting Officer, and Michael P. Spece, Senior Vice President – Import Division, were both late filing a Form 3; A. Frank Hooker, Jr. was late filing a Form 4 with respect to one sale transaction and amended his Form 3 to correct one of his holdings; and Paul B. Toms, Jr. was late filing a Form 4 with respect to one acquisition by gift.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth, for the fiscal years ended November 30, 2002, 2001 and 2000, the compensation for services in all capacities to the Company of those persons who at any time during the fiscal year ended November 30, 2002 served as the Company’s Chief Executive Officer or at November 30, 2002 were the next five most highly compensated executive officers of the Company for the fiscal year ended November 30, 2002 (each a “named executive officer” and collectively, the “named executive officers”).

Name and Principal Position	Year	Annual Compensation		All Other Compensation (2)
		Salary (1)	Bonus
Paul B. Toms, Jr., Chairman and Chief Executive Officer	2002	$226,200	$152,250	$31,193
	2001	227,200	41,013	31,457
	2000	179,750	145,602	35,419

Douglas C. Williams, President and Chief Operating Officer	2002	226,200	152,250	22,770
	2001	227,200	41,013	16,187
	2000	179,750	145,602	19,053

E. Larry Ryder, Executive Vice President – Finance and Administration	2002	180,960	121,800	26,108
	2001	181,960	32,810	20,249
	2000	144,952	104,001	23,765

Raymond T. Harm, Senior Vice President – Sales	2002	149,581	101,500	36,516
	2001	149,581	27,342	30,145
	2000	123,602	104,001	28,478

Henry P. Long, Jr., Senior Vice President – Design and Merchandising	2002	149,581	101,500	20,798
	2001	150,581	27,342	14,494
	2000	129,359	104,001	16,287

Michael P. Spece, Senior Vice President – Import Division	2002	154,021	101,500	24,071
	2001	154,022	21,873	12,495
	2000	120,402	83,201	12,167

(1)	Includes $1,000 for each of Messrs. Toms, Williams, Ryder, and Long as compensation for services as a director during fiscal 2001 and $5,750 for fiscal 2000.
(2)	All Other Compensation for 2002 for each named executive officer includes the present value of the benefit to the named executive officer of the Company’s contribution toward premiums for split-dollar life insurance under a program offered to certain officers and plant managers. The present value was calculated using the applicable federal rate in effect for November 2002. The Company is entitled to recover the premiums paid to the insurer on such split-dollar life policies and has retained a collateral interest in each policy to the extent of the premiums paid with respect to such policy. All Other Compensation for 2002 also includes employer contributions to the Company’s ESOP and 401(k) Plan. The amount of each component of All Other Compensation for each named executive officer is set forth below:

	Split-dollar Life Insurance	ESOP	401(k)
Paul B. Toms, Jr.	$19,617	$6,076	$5,500
Douglas C. Williams	7,390	9,380	6,000
E. Larry Ryder	10,767	9,380	5,961
Raymond T. Harm	22,202	9,380	4,934
Henry P. Long, Jr.	6,484	9,380	4,934
Michael P. Spece	9,799	9,380	4,892

Salary Continuation Agreements

Each named executive officer has entered into a salary continuation agreement under a program maintained by the Company for certain management employees. Salary continuation benefits under the agreements are based on the annual compensation level attained by the executive officer, calculated as follows:

Annual Compensation	Total Salary Continuation Benefit
$175,000 and over	$400,000
150,000 to 174,999	350,000
125,000 to 149,999	300,000
100,000 to 124,999	250,000
75,000 to 99,999	200,000
50,000 to 74,999	150,000
Under 50,000	100,000

Once a specified salary continuation benefit level is attained, that benefit can only increase upon a subsequent increase in annual compensation and will not decrease as a result of any decrease in annual compensation. Pursuant to these agreements each named executive officer, or his beneficiary, will be entitled to receive the maximum benefit of $400,000, payable in ten annual installments of $40,000 upon the named executive officer’s retirement at age 60, death or disability. If the named executive officer retires after attaining age 55 but before age 60, the annual payment will be reduced by 120th for each full month remaining from the date of retirement until the named executive officer’s 60th birthday. Benefits payable on account of the death of the named executive officer commence immediately, while benefits payable on account of the disability of the named executive officer will not commence until the date on which the named executive officer reaches age 60.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee for the Company’s fiscal year ended November 30, 2002 consisted of Messrs. Groves (Chairman), Beeler, Gregory, Walker, A. Frank Hooker, Jr. and J. Clyde Hooker, Jr. A. Frank Hooker, Jr. was an officer of the Company until his retirement in May 1999 and J. Clyde Hooker, Jr. was an officer of the Company until his retirement in December 2000.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General Policy

The Company’s Executive Officer Compensation Program is administered by the Compensation Committee of the Board of Directors. The Committee is composed of non-employee directors and reports to the Board on all compensation matters regarding the Company’s senior management.

The overall objectives of the program are to attract and retain highly qualified executive talent, to motivate executives to achieve the goals inherent in the Company’s business strategy, and to link executive compensation to individual performance as well as the financial performance of the Company.

The primary elements of the program are base salary, annual bonus, salary continuation, and life insurance. While the elements of compensation described below are considered separately, the Committee takes into account all of these items of compensation as a whole in determining the appropriate levels of executive compensation.

Base Salaries and Bonus Opportunities

Base salaries for the Company’s Chief Executive Officer and other senior executive officers, as well as changes in those salaries, are set by the Compensation Committee after considering recommendations by management, and factors such as the nature and responsibilities of each executive’s position, competitive industry salaries and the officer’s length of service. The Chief Executive Officer reviews management’s salary recommendations with the Compensation Committee, which then considers those recommendations in determining appropriate salaries. The executive officer salaries approved by the Compensation Committee are then recommended to the Company’s Board of Directors for approval.

In prior years, the Committee has approved an annual bonus program for the Chief Executive Officer and other executive officer which is intended to motivate and reward the executive officers for achieving high levels of corporate financial performance. The bonus opportunity for each executive has been conditioned on Company’s pre-tax earnings exceeding a specified dollar threshold.

In November of 2001, the Committee reviewed proposed 2002 annual salary and bonus opportunities for the Chief Executive Officer and other senior officers that were prepared by the Company’s management. Management proposed that the 2002 base salaries for the Chief Executive Officer and other executive officers be maintained at the same levels as for 2001, and suggested that the maximum bonus opportunities for each executive officer be the same as for 2001, due to a number of market conditions which caused a marked decrease in spending by consumers for durable goods during 2001 and concerns with whether those market conditions would materially improve in 2002.

In conducting its review of management’s proposals, the Committee reviewed a furniture industry association report on executive compensation, including salary and bonus, for 68 companies engaged in furniture manufacturing. The report analyzed industry cash compensation levels for executive positions identical to or similar to the positions held by the Company’s senior executives. The report presented industry salary and total cash compensation by size of the reporting organizations. The Company’s most direct competitors for executive talent are not necessarily identical to the companies included in the peer group established to compare shareholder returns. Thus, the peer group of companies in the furniture industry compensation report that was utilized by the Compensation Committee in analyzing management’s proposals, is not the same as the peer group index in the Performance Graph included in this Proxy Statement.

The Committee analyzed projected total cash compensation (base salary and maximum bonus opportunity) for the Chief Executive Officer and other senior executives based on projected levels of future Company earnings. In light of decreased levels of consumer spending for durable goods and concerns with the extent to which those spending levels could be expected to improve in 2002, the Committee noted that the total 2002 cash compensation projected for the executive officers was approximately 6% higher than for 2001 and 14% lower than 2000. The Committee then compared total 2002-projected compensation for the Chief Executive Officer and the other senior executives to the data contained in the furniture industry compensation report. The projected total compensation for the Company’s senior executives generally fell in the top quartile of the companies who participated in the industry association compensation report. The Committee determined that the projected compensation levels were appropriate in light of the significant growth in net sales and the Company’s generally higher after-tax margins than most other furniture manufacturers before 2001. The Committee also noted the many cost-saving measures implemented by management during 2001, and that management successfully completed a listing of the Company’s shares on the OTC Bulletin Board. Each of these initiatives has provided either better control of costs or additional liquidity for shareholders. In addition, senior management has helped the Company to continue to maintain a very good relationship with its employees during a period of difficult economic circumstances.

As a result of these considerations, the Committee recommended to the Board of Directors that the total compensation (base salary and maximum bonus opportunity) for the Chief Executive Officer and each of the other senior executives be kept at the same level as for 2001. The Board of Directors approved the Committee’s recommendation.

Chief Executive Officer Compensation

For 2002, the salary and bonus of the Chief Executive Officer were determined by the Compensation Committee substantially in conformance with the policies described above for all executive officers. The Committee evaluates the Chief Executive Officer’s contribution to the achievement of the Company’s financial and non-financial goals on an ongoing basis. Additionally, the Committee annually evaluates the Chief Executive Officer based upon a variety of financial factors as well as the extent to which strategic goals are met. The Committee makes no relative weights or rankings to these factors, but makes a subjective determination based upon consideration of all such factors.

Salary Continuation

The Company maintains a salary continuation program for certain employees of the Company, including the Chief Executive Officer and each of the other named executive officers. The program is designed to help retain executive talent and to provide additional retirement or disability benefits to supplement the benefits payable under the Company’s tax-qualified retirement plans upon an executive’s retirement.

The program provides benefits in specified amounts to the executives upon retirement, death, or disability. Executives become entitled to receive the full amount of benefits available under the plan upon attainment of age 60, and a reduced level of benefits upon attainment of age 55. Benefits are also payable in connection with an executive’s death or disability. Benefits payable on account of the death of the executive officer commence immediately, while benefits payable on account of the disability of the executive officer will not commence until the date on which the executive officer reaches age 60.

Life Insurance

The Company provides senior executives with life insurance benefits during their working life and paid up insurance at their retirement. The Company is entitled to recover premiums paid to the insurer on such insurance and has retained a collateral interest in each policy to the extent of the premiums paid with respect to such policy. The Committee believes that the life insurance program is helpful in retaining key executive talent.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally prohibits the Company from deducting compensation of over $1 million that is paid in any taxable year to the Company’s Chief Executive Officer or to any of the other four most highly compensated individuals who are executive officers at the end of the year. Current compensation levels for each of the Company’s executive officers are below this threshold. In the future, the Board of Directors may approve compensation that would not be fully deductible under Section

162(m) if, in the Board of Director’s judgment, after considering the additional costs of not qualifying for full deduction, such compensation is appropriate.

Irving M. Groves, Jr., Chairman

W. Christopher Beeler, Jr.

John L. Gregory, III

A. Frank Hooker, Jr.

J. Clyde Hooker, Jr.

L. Dudley Walker

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 2, 2003, the Company, through its wholly owned subsidiary B-Y Acquisition LLC, acquired substantially all of the assets of Bradington-Young, LLC, a North Carolina based manufacturer of upscale leather reclining chairs, executive desk chairs and motion and stationary upholstery in the upper-medium to high-end price niches (“Bradington-Young NC”). After the closing of the acquisition, B-Y Acquisition LLC changed its name to Bradington-Young, LLC (“Bradington-Young VA”). C. Scott Young, a member and manager of Bradington-Young NC, now serves as the president and chief executive officer of Bradington-Young VA and is deemed to be an executive officer of the Company. The purchase price for the transaction was $24.5 million, less approximately $4.1 million of assumed debt, subject to a post-closing net working capital adjustment. The purchase price was the result of arms-length negotiations between the parties and was approved by the Company’s board of directors. At the time of the transaction, Mr. Young had a 36% membership interest in Bradington-Young NC. Certain of Mr. Young’s immediate family members were also members of Bradington-Young NC at the time of the transaction: Charles S. Young, Jr., Mr. Young’s father, had a 7% membership interest; Craig S. Young, Mr. Young’s brother, had a 20% membership interest; Clark S. Young, Mr. Young’s brother, had an 11% membership interest; and Jay A. Young, Mr. Young’s brother, had an 11% membership interest. In addition, Craig S. Young will serve as Vice President of Sales of Bradington-Young VA and will receive $136,500 in salary for fiscal 2003. He will also be eligible for a bonus for fiscal 2003 conditioned on the Company’s pre-tax earnings exceeding a specified dollar threshold. Clark S. Young is expected to serve as an independent commissioned sales representative for Bradington-Young VA on the same terms as the Company’s other independent commissioned sales representatives. He is expected to earn in excess of $300,000 in commissions in fiscal 2003. Before the transaction, the Company had no material relationship with Mr. Young or any of his immediate family members.

PERFORMANCE GRAPH

The following graph compares cumulative total shareholder return for the Company with a broad performance indicator, the Russell 2000® Index, and an industry index, the Wood Household Furniture Index, for the period from April 5, 1999, the date the Company’s Common Stock was registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, to November 30, 2002.

(1)	The graph shows the cumulative total return on $100 invested at the beginning of the measurement period in the Company’s Common Stock or the specified index, including reinvestment of dividends.
(2)	Beginning June 27, 2002, the Company’s Common Stock was listed on the Nasdaq SmallCap Market under the symbol “HOFT”. From April 11, 2001 through June 24, 2002, the Company’s Common Stock was quoted on the Over-the-Counter Bulletin Board. Before April 11, 2001, the Common Stock was not listed for trading on any securities exchange or on Nasdaq or on any other inter-dealer quotation system of a registered national securities association. For periods before fiscal 2002, the cumulative total return for the Company’s Common Stock is based upon stock price information provided by the National Association of Securities Dealers, Inc. as reported to it by its member firms. That stock price information represents transactions in the Company’s Common Stock in the “over-the-counter” market during those periods.
(3)	SIC Code 2511 Wood Household Furniture Index as prepared by Media General Financial Services, Inc. (“Media General”). At February 12, 2003, Media General reported that the Wood Household Furniture Index consisted of: Bassett Furniture Industries, Inc., Bush Industries, Inc. (Class A Common Stock), Chromcraft Revington, Inc., DMI Furniture, Inc., Ethan Allen Interiors Inc., Furniture Brands International, Inc., Keller Manufacturing and Stanley Furniture Company, Inc.
(4)	The Russell 2000® Index, prepared by Frank Russell Company, measures the performance of the 2000 smallest companies out of the 3,000 largest U.S. companies based on total market capitalization.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of February 14, 2003 by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the named executive officers and by all directors and executive officers as a group:

Name	Amount and Nature Of Beneficial Ownership	Percent Of Class
Hooker Furniture Corporation Employee Stock Ownership Plan Trust (1)	2,274,834(1)(2)	31.4%
J. Clyde Hooker, Jr. (3)	1,097,363(4)	15.2
Paul B. Toms, Jr. (3)	451,362(5)	6.2
A. Frank Hooker, Jr. (3)	250,600(6)	3.5
W. Christopher Beeler, Jr. (3)	39,900(7)	*
Irving M. Groves, Jr. (3)	33,796(8)	*
Douglas C. Williams (3)	13,990(9)	*
E. Larry Ryder (3)	10,290(10)	*
L. Dudley Walker (3)	10,000	*
Henry P. Long, Jr. (3)	7,178(11)	*
Michael P. Spece (3)	3,080(12)	*
Robert A. Taylor (3)	1,957	*
John L. Gregory, III (3)	800	*
Raymond T. Harm (3)	722	*
Alan D. Cole (3)	—	—
All directors and executive officers as a group (16 persons)	1,921,606(13)	26.6

*	Less than one percent.
(1)	The principal business address for GreatBanc Trust Company, the trustee (the “ESOP Trustee”) of the Hooker Furniture Corporation Employee Stock Ownership Plan Trust (the “ESOP Trust”), is 1301 West 22nd Street, Suite 702, Oak Brook, Illinois 60523.
(2)	Shares reported as owned by the ESOP Trust include 26,145 shares that are also reported as beneficially owned by the executive officers. The ESOP Trustee has dispositive power with respect to shares owned by the ESOP Trust. The ESOP Trustee may dispose of ESOP shares only at the direction of a committee appointed by the Company. During fiscal 2002 that committee consisted of the following officers of the Company: Douglas C. Williams, E. Larry Ryder and Jack R. Palmer (Vice President-Human Resources). The ESOP Trustee has sole voting power with respect to 1,629,646 shares held by the ESOP Trust, which have not been allocated to plan participants. Shares allocated to plan participants’ accounts are voted by the ESOP Trustee in accordance with the directions of the participants, unless no directions are received.
(3)	The business address for these persons is c/o Hooker Furniture Corporation, 440 East Commonwealth Boulevard, Martinsville, Virginia 24112.
(4)	J. Clyde Hooker, Jr. has sole voting and dispositive power with respect to 951,707 shares and shared voting and dispositive power with respect to 145,656 shares. Shares beneficially owned by Mr. Hooker do not include 188,554 shares beneficially owned by members of his family; Mr. Hooker disclaims beneficial ownership of those shares.
(5)	Mr. Toms has sole voting and dispositive power with respect to 38,759 shares and shared voting and dispositive power with respect to 408,448 shares. Mr. Toms also has sole voting power with respect to 4,155 shares held by the ESOP Trust. Shares beneficially owned by Mr. Toms do not include 4,518 shares beneficially owned by certain members of his family; Mr. Toms disclaims beneficial ownership of those shares.
(6)	A. Frank Hooker, Jr. has sole voting and dispositive power with respect to 234,700 shares and shared voting power with respect to 15,900 shares.
(7)	Mr. Beeler has sole voting and dispositive power with respect to 2,400 shares and shared voting and dispositive power with respect to 37,500 shares.
(8)	Mr. Groves has sole voting and dispositive power with respect to 33,196 shares and shared voting and dispositive power with respect to 600 shares. Shares beneficially owned by Mr. Groves do not include 12,200 shares beneficially owned by his wife; Mr. Groves disclaims beneficial ownership of those shares.
(9)	Includes 8,214 shares held by the ESOP Trust, with respect to which Mr. Williams has sole voting power, and 200 shares beneficially owned by members of his family. Mr. Williams may be deemed to share dispositive power with respect to the shares held by the ESOP Trust (see note (2) above).

(10)	Includes 6,540 shares held by the ESOP Trust, with respect to which Mr. Ryder has sole voting power. Mr. Ryder may also be deemed to share dispositive power with respect to the shares held by the ESOP Trust (see note (2) above).
(11)	Mr. Long has sole voting and dispositive power with respect to 1,556 shares and shared voting and dispositive power with respect to 881 shares. Mr. Long also has sole voting power with respect to 4,741 shares held by the ESOP Trust.
(12)	Includes 1,205 shares held by the ESOP Trust, with respect to which Mr. Spece has sole voting power.
(13)	Messrs. Williams and Ryder, each of whom is an executive officer and a director, may be deemed to share dispositive power with respect to the shares held by the ESOP Trust (see note (2) above).

PROPOSAL TO AMEND THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION TO INCREASE THE NUMBER

OF AUTHORIZED SHARES OF COMMON STOCK

The Board has unanimously approved, and recommends to the shareholders that they adopt, an amendment of the Company’s Amended and Restated Articles of Incorporation that would increase the Company’s authorized Common Stock from 10 million shares to 20 million shares. If the amendment is adopted, Article III, Section 3.1 of the Company’s Amended and Restated Articles of Incorporation will be amended to read as follows:

3.1 Number and Designation. The number and designation of shares that the Corporation shall have authority to issue and the par value per share are as follows:

Class	Number of Shares	Par Value
Common	20,000,000	No Par

Of the 10 million currently authorized shares of Common Stock, as of February 14, 2003, 7,237,650 shares were outstanding. A balance of 2,762,350 authorized but unissued shares of Common Stock remained available and unreserved for future use. The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. No holder of Common Stock has any preemptive rights to acquire additional shares of the Common Stock. Because shareholders do not have preemptive rights, the interests of existing shareholders may (depending on the particular circumstances in which additional Common Stock is issued) be diluted by any issuance of the proposed additional shares of Common Stock.

Purpose and Effect of Amendment

The Board believes that an increase in the number of shares of authorized Common Stock as contemplated by this proposal would benefit the Company and its shareholders by giving the Company needed flexibility in its corporate planning and in responding to developments in the Company’s business, including possible financing and acquisition transactions, stock splits or dividends and other general corporate purposes. While the currently authorized shares are sufficient to provide for the Company’s present needs, having such authorized shares available for issuance would give the Company greater flexibility to respond to future developments and allow Common Stock to be issued without the expense and delay of a special shareholders’ meeting.

The additional shares of Common Stock will be issuable without further authorization by vote or consent of the shareholders and on such terms and for such consideration as may be determined by the Board, subject to applicable law and to the rules of the Nasdaq Stock Market, Inc. that apply to the Company as a result of the quotation of the Common Stock on the Nasdaq SmallCap Market.

The Board could use the additional shares of Common Stock to discourage an attempt to change control of the Company. However, the Board has no present intention of issuing any shares of Common Stock for such purposes and this proposal is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company.

The Board recommends a vote “FOR” the proposed amendment to the Amended and Restated Articles of Incorporation to increase the authorized Common Stock of the Company to 20 million shares.

RATIFICATION OF SELECTION OF

INDEPENDENT PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors has selected the firm of KPMG LLP as independent public accountants for the Company for fiscal 2003, subject to ratification by the shareholders. Action by shareholders is not required by law in the selection of independent public accountants, but their selection is submitted by the Board in order to give shareholders an opportunity to ratify the Board’s selection. If the shareholders do not ratify the selection of KPMG LLP, the Company will reconsider the selection of independent public accountants. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of KPMG LLP, as independent public accountants for fiscal 2003.

BDO Seidman, LLP served as the Company’s independent public accountants for fiscal 2002.

Representatives of KPMG and BDO Seidman are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Change in Accountant

On September 30, 2002, the Company engaged KPMG to serve as the Company’s principal accountant to audit the Company’s financial statements for the fiscal year ending November 30, 2003. BDO Seidman continued to serve as the Company’s principal accountant to audit the Company’s financial statements for the fiscal year ended November 30, 2002, through the completion of that audit and the date of the Company’s Annual Report on Form 10-K for that period. The change in the Company’s principal accountant was recommended by the Audit Committee and approved by the Board of Directors.

The reports of BDO Seidman with respect to the Company’s financial statements for fiscal years 2001 and 2002 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal years 2001 and 2002 and the period from November 30, 2002 through the end of BDO Seidman’s engagement by the Company, there were no disagreements between the Company and BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, would have caused BDO Seidman to make reference to the subject matter of the disagreements in its report on the Company’s financial statements for such years.

During fiscal years 2001 and 2002 and the period from November 30, 2002 to the date of the Company’s Annual Report on Form 10-K for the year ended November 30, 2002, the Company did not consult with KPMG regarding either the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended, or reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

Pursuant to Item 304(a)(3) of Regulation S-K the Company requested that BDO Seidman furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of that letter was included as an exhibit to the Company’s Current Report on Form 8-K/A filed with the SEC on February 26, 2003.

Fees Billed to Company by the Company’s Principal Accountant for Fiscal 2002

Audit Fees. Fees billed to the Company by BDO Seidman, LLP for the audit of the Company’s annual financial statements for the fiscal year ended November 30, 2002 and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during that fiscal year totaled $90,000.

Financial Information Systems Design and Implementation Fees. The Company did not engage BDO Seidman, LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended November 30, 2002.

All Other Fees. Fees billed to the Company by BDO Seidman, LLP for all other non-audit services rendered to the Company during the Company’s fiscal year ended November 30, 2002, including tax related services, totaled $47,000.

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote that proxy at their discretion.

ADDITIONAL INFORMATION

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the ten nominees receiving the greatest number of votes cast in the election of directors shall be elected. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors.

The proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the Company’s authorized Common Stock from 10 million shares to 20 million shares will be approved if two-thirds or more of the votes entitled to be cast at the Annual Meeting are cast in favor of the amendment. Therefore abstentions and Broker Shares that are not voted on that matter will have the same effect as a vote against the matter.

Actions on all other matters to come before the meeting, including the ratification of the selection of the Company’s independent public accountants, will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome of that matter.

Shareholder Proposals for 2004 Annual Meeting

Any shareholder desiring to present a proposal to the shareholders at the 2004 Annual Meeting and who desires that the proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit the proposal to the Secretary of the Company so that it is received at the Company’s principal executive offices on or before October 31, 2003. All proposals must comply with applicable Securities and Exchange Commission regulations. With respect to shareholder proposals that are not included in the proxy statement for the 2004 Annual Meeting, the persons named in the proxy solicited by the Company’s Board of Directors for the 2004 Annual Meeting will be entitled to exercise the discretionary voting power conferred by that proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including with respect to proposals received by the Company after January 14, 2004.

By Order of the Board of Directors,

              Robert W. Sherwood

                      Secretary

February 28, 2003

REVOCABLE PROXY

HOOKER FURNITURE CORPORATION

Proxy Solicited on Behalf of the Board of Directors

For the Annual Meeting of Shareholders called for March 28, 2003

The undersigned hereby appoints Paul B. Toms, Jr. and Douglas C. Williams, or either of them, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Hooker Furniture Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia on March 28, 2003 at 2:00 P.M., and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters below:

(1)	Election of Directors.

☐ FOR all nominees listed below (except as indicated otherwise below)            ☐ WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:

Paul B. Toms, Jr., Douglas C. Williams, J. Clyde Hooker, Jr., W. Christopher Beeler, Jr., Alan D. Cole, John L. Gregory, III,
Irving M. Groves, Jr., A. Frank Hooker, Jr., Robert A. Taylor, L. Dudley Walker

INSTRUCTIONS:	To withhold authority to vote for any individual nominee, write such nominee’s name in the space provided below.

(2)	Approval of the Amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 10 million to 20 million shares.

☐ FOR                                    ☐ AGAINST                                    ☐ ABSTAIN

(3)	Ratification of the selection of KPMG LLP, as independent public accountants of the Company for fiscal year 2003.

☐ FOR                                    ☐ AGAINST                                    ☐ ABSTAIN

(4)	In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

(Continued and to be dated and signed on reverse side)

(continued from reverse side)

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on March 28, 2003, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1), (2) AND (3), AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

Dated:                                                                        , 2003

Please promptly mark, sign, date and mail this  Proxy Card in the enclosed envelope. No postage is  required.